Exhibit 23.2

CONSENT OF NEWBRIDGE SECURITIES CORPORATION

As independent valuation consultants, Newbridge Securities Corporation hereby consents to (1) the inclusion of our report entitled “Independent Valuation of Healthy Choice Wellness Corp. as of February 6, 2024” (the “Report”) prepared for Healthy Choice Wellness Corp. (“HCWC”) as an exhibit to Amendment No. 6 to the Registration Statement on Form S-1 of HCWC (the “Registration Statement”), (2) the use of the name “Newbridge Securities Corporation” and references to Newbridge Securities Corporation in the Registration Statement, and (3) references to the Report or information contained in the Registration Statement.

/s/ Newbridge Securities Corporation

Newbridge Securities Corporation

July 24, 2024